GT BEVERAGE COMPANY, INC. ANNOUNCES NAME CHANGE AND PROVIDES UPDATE ON MERGER CLOSING DATE

IRVINE, CA. – (PR NEWSWIRE) – September 27, 2012 – As previously announced on June 12, 2012, on June 7, 2012, GT Beverage Company, Inc. (“GT”) and Bazi International, Inc (OTCBB: BAZI) (“Bazi”) entered into an agreement and plan of merger (“Merger Agreement”). GT today announced that it has changed its name to True Drinks, Inc. and that the merger with Bazi will close on October 15, 2012.

The securities to be offered to GT shareholders have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The securities will be offered and issued only to accredited investors pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About True Drinks, Inc.

True Drinks, Inc. is a beverage company with licensing agreements with major entertainment and media companies for use of their characters on its proprietary, patented bottles.  The Company’s naturally-flavored, vitamin-enhanced water drinks that were created as a low-calorie, low-sugar alternative to juice and soda for kids are currently being sold into mass-market retailers throughout the United States.  For more information, please visit www.theaquaball.com or www.truedrinks.com.

About Bazi International, Inc.

Bazi International, Inc. is a provider of healthy energy shots designed to help enhance physical health and overall performance.  BAZI® is a concentrated energy shot with eight super fruits plus a variety of phytonutrients, antioxidants, vitamins and trace minerals, supporting the critical nutrition needed daily in a convenient, great tasting 2 ounce shot.  BAZI's commitment to quality, science and research has earned the company a loyal following of world-class athletes and an elite list of endorsers, including Olympic athletes.  For more information about BAZI®, please visit www.drinkBAZI.com.

FORWARD-LOOKING STATEMENTS

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Bazi International, Inc. are intended to identify such forward-looking statements.  Bazi International, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger, expected timing of the completion of the transction and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur.  These projections are subject to change and could differ materially from final reported results.  For a discussion of such risks and uncertainties, see "Risk Factors" in Bazi's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:

Investor Relations

Bazi International, Inc.

18552 MacArthur Blvd., Ste. 325

Irvine, CA 92612

ir@drinkbazi.com